Exhibit 99.1

Press Release

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE

713-332-8400
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E
713-529-6600
CARRIAGE SERVICES REPORTS SECOND QUARTER RESULTS
Affirms 2006 Earnings Estimates
Raises Cash for Investment Forecast
AUGUST 7, 2006 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the second quarter ended June 30, 2006, which were as follows:
•	Revenues of $37.8 million compared to $37.4 million for the second quarter of 2005.

•	GAAP EPS from continuing operations of $0.04 compared to $0.01 in the prior year. Excluding special charges equal to $0.03 per share, adjusted EPS from continuing operations was $0.04 in the prior year quarter.

•	EBITDA from continuing operations of $7.9 million compared to prior year of $8.0 million.

•	Free cash flow totaled $7.2 million for the second quarter and year to date.
     “There were several positive outcomes during the second quarter, and there are areas of our operations that we must improve,” stated Melvin C. Payne, Chairman and Chief Executive Officer. “Free cash flow of $7.2 million for the quarter exceeded expectations. Our Eastern and Western funeral home regions had a very strong quarter which was offset by the poor performance in the Central region. Additionally, the cemetery segment of our business is not performing up to our expectations with declining sales and poor expense management in a few key operations. We will focus on these areas in the third quarter with the objective of improving results before year end, in order to set up 2007 to be much improved over 2006.
     “During July we combined our cemetery operations with our Eastern, Central and Western regions. This further simplifies our operational structure along only geographic lines and places all of our businesses under the leadership of three Regional Partners. Support for funeral operations, cemetery operations and sales now reside in each of the regions,” continued Mr. Payne.
     “Recent discussions with the owners of several large, high quality businesses in each region have confirmed the value and attractiveness of our operating model and strategic direction. While it is difficult to predict the pace and timing of acquisitions, we continue to be confident that our operational and acquisition strategies will yield high shareholder returns over the next five years,” stated Mr. Payne.
     Free cash flow totaled $7.2 million for the six months ended June 30, 2006 compared to $5.3 million in adjusted free cash flow for the first six months of 2005. Cash and short-term investments totaled $31.2 million at June 30, 2006, compared to $24.9 million at December 31, 2005 and $24.4 million at March 31, 2006. We also completed the previously announced sale of two businesses in Indiana in July 2006, realizing net cash proceeds of $7 million and issuing a long-term note payable to the buyer of approximately $1.0 million. At July 31, 2006 our cash balances exceeded $35 million (after the semi-annual interest payment on our Senior Notes of $5.1 million in early July). Accordingly, the positive outlook for free cash flow generation over the balance of 2006 is causing us to raise our estimate of cash and short-term investments to about $42 million at year end 2006 assuming no acquisitions.
Funeral Operations
     Key indicators and financial results for Carriage’s funeral operations for the second quarter when compared to the same period in the previous year are as follows:
•	Funeral revenues from continuing operations increased 2.5 percent from $28.0 million to $28.7 million

•	Same store funeral contracts decreased 1.3 percent from 5,439 to 5,370

•	Same store average revenue per contract increased 2.9 percent from $5,029 to $5,174

•	Funeral gross margin decreased 110 basis points from 25.7 percent to 24.6 percent
     “We experienced a strong performance in our Western Region, where the number of contracts increased 4.1 percent and the average revenue per contract increased 6.1 percent, and in our Eastern Region, where the number of contracts increased 4.1 percent and the average revenue per contact increased 4.8 percent,” stated Mr. Payne. “However, our Central Region funeral homes suffered a decline of 14.4 percent in the number of contracts and a slight increase of 0.3 percent in the contract averages. Additionally, costs and expenses were not reduced in line with the declining revenues, resulting in year over year declines in the Central Region of $1.1 million in pretax earnings, equal to $0.04 per diluted share, for the quarter and $1.7 million in pretax earnings, equal to $0.06 per diluted share, for the six month period. While we recognized the weaknesses developing in the Central Region before the end of 2005, the actions taken to date have not been sufficient to stabilize the Region’s financial results. The new Regional Partner for the Central Region is taking decisive actions in the third quarter to increase revenue and realign the cost structure, all of which should be completed during the quarter. These actions will result in improved profitability in the fourth quarter of the year and lead to a much higher level of financial performance for all of 2007.”
     The average revenue for cremation contracts for all funeral operations increased 10.1 percent to $2,684, although the cremation rate increased 170 basis points to 34.2 percent. In comparison, the average revenue for burial contracts increased 3.7 percent to $7,038. We continue to address the growing cremation trend by training our funeral directors to present multiple merchandise and service options to families, resulting in choices that produce both higher revenues per service and greater customer satisfaction. We experienced an increase in the cremations with services and a decline in direct cremations during the quarter, which also positively impacted the cremation revenue average.
Cemetery Operations
     Key indicators for Carriage’s cemetery operations and financial results for the second quarter when compared to the same period last year are as follows:
•	Cemetery revenues from continuing operations decreased 2.4 percent from $9.4 million to $9.2 million and cemetery gross margin decreased 410 basis points from 15.9 percent to 11.8 percent

•	The number of preneed contracts written declined 16.6 percent to 1,834 and the number of interments sold declined 6.5 percent to 1,872

•	Average revenue per preneed contract written increased 14.6 percent to $3,384 and the average interment site sold for $2,158, which is 8.3 percent greater than the same period in the prior year

•	Revenues from the sale of interment rights increased 3.7 percent to $4.5 million

     “Our operating results in the second quarter were negatively impacted by a decline in the deliveries of preneed merchandise and services and higher bad debt expense. During our first quarter conference call we discussed the operational issues at our largest cemetery in California. We have been aggressively addressing the specific issues of this business during the second quarter, but financial results have not yet improved. Pretax earnings for this cemetery are down $1.0 million, or $0.03 per diluted share, for the six months ended June 30, 2006 compared to the same period last year. We continue to focus on the leadership and operating and sales issues at this business and expect to see improvement by year-end,” stated Mr. Payne.
Other
     The Company changed its method of accounting for stock options and shares issued from its employee stock purchase plan in the first quarter 2006 in accordance with SFAS No. 123R, which resulted in additional noncash compensation expense totaling $101,000 and $153,000 for the three and six month periods ended June 30, 2006, respectively.
     Discontinued operations for the three and six month periods ended June 30, 2006 consist of operating results and impairment charges related to our Indiana businesses, which were previously disclosed.
2006 Outlook
     Carriage affirms its previous 2006 Outlook, which is intended to estimate results from continuing operations based upon same-store volumes. Management believes it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, average revenue per service and other key factors. The Outlook excludes the effect of asset dispositions and acquisitions of businesses that may or may not occur.
     The 2006 Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2005 and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 1.5 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	No borrowings on our $35 million bank credit facility during 2006.

•	Approximately $6.5 million of maintenance capital expenditures.

•	Management expects to use free cash flow (cash flow from operations less capital expenditures) to acquire businesses if and when available on acceptable terms. In the Outlook, free cash flow and proceeds from divestitures is invested in short-term investments which are expected to increase to approximately $42 million by December 31, 2006, unless used to acquire businesses.
Fiscal Year 2006 Outlook

Income Statement Items
Revenue	$153 - $158

Earnings per share (diluted)	$.26 - $.31

Net earnings	$4.9 - $5.9
Add: Depreciation and amortization	10.6 - 10.8
Add: Interest expense, net of interest income	17.4 - 17.2
Add: Income taxes	2.9 - 3.5

EBITDA	$35.8 - $37.4

Cash Flow Items
Cash provided by operating activities	$17.5 - $18.7
Less: Maintenance capital expenditures	6.5 - 6.5

Free Cash Flow	$11.0 - $12.2

Note: Not adjusted for the sale of businesses in the third quarter, but such adjustment would not be material.

Second Quarter Conference Call Information
     Carriage Services has scheduled a conference call for today, August 7, 2006 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2137 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 14, 2006. To access the replay, dial 303-590-3000 and enter pass code 11066673#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services in the fourth largest publicly traded death care company. As of August 7, 2006, Carriage operates 131 funeral homes in 27 states and 28 cemeteries in 11 states.
This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”. Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments. The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
-Tables to follow -

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	06/30/05	06/30/06	06/30/05	06/30/06
Funeral revenues	$27,967	$28,659	$59,207	$60,323
Funeral costs and expenses	20,781	21,602	42,402	44,044

Funeral gross profit	7,186	7,057	16,805	16,279
Funeral gross margin	25.7%	24.6%	28.4%	27.0%

Cemetery revenues	9,411	9,182	19,152	19,236
Cemetery costs and expenses	7,916	8,098	15,454	16,505

Cemetery gross profit	1,495	1,084	3,698	2,731
Cemetery gross margin	15.9%	11.8%	19.3%	14.2%

Total revenues	37,378	37,841	78,359	79,559
Total costs and expenses	28,697	29,700	57,856	60,549

Total gross profit	8,681	8,141	20,503	19,010
Total gross margin	23.2%	21.5%	26.2%	23.9%

General and administrative expenses	3,000	2,749	5,779	5,392
Goodwill impairment charge	—	—	—	907

Operating income	5,681	5,392	14,724	12,711
Operating margin	15.2%	14.2%	18.8%	16.0%

Interest expense	4,683	4,633	9,314	9,273
Additional interest costs on debt refinancing	240	—	6,933	—
Other expense (income)	447	(347)	389	(563)

Total interest expense and other	5,370	4,286	16,636	8,710

Income (loss) before income taxes from continuing operations	311	1,106	(1,912)	4,001

(Provision) benefit for income taxes	(122)	(415)	723	(1,824)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	189	691	(1,189)	2,177
Discontinued operations:
Operating income from discontinued operations	63	250	520	291
Gain on sales and (losses and impairments) of discontinued operations	5	(230)	467	(5,425)
Income tax (provision) benefit	(25)	(8)	(370)	1,925

Income (loss) from discontinued operations	43	12	617	(3,209)

Income (loss) before change in accounting method	232	703	(572)	(1,032)
Cumulative effect of change in accounting principle, net of tax benefit of $13,078	—	—	(22,756)	—

Net income (loss)	$232	$703	$(23,328)	$(1,032)

Basic earnings (loss) per share:
Continuing operations	$0.01	$0.04	$(0.07)	$0.12
Discontinued operations	—	—	0.03	(0.17)
Cumulative effect of change in accounting principle	—	—	(1.26)	—

Net income (loss)	$0.01	$0.04	$(1.30)	$(0.05)

Diluted earnings (loss) per share:
Continuing operations	$0.01	$0.04	$(0.07)	$0.12
Discontinued operations	—	—	0.03	(0.17)
Cumulative effect of change in accounting principle	—	—	(1.26)	—

Net income (loss)	$0.01	$0.04	$(1.30)	$(0.05)

CARRIAGE SERVICES, INC.
Selected Financial Data
June 30, 2006
(unaudited)

Selected Balance Sheet Data:	12/31/05	06/30/06

Cash and Short Term Investments	$24,857	$31,187
Total Senior Debt (a)	141,421	140,199
Days sales in funeral accounts receivable	24.4	23.2
Net Senior Debt to total capitalization (b)	38.0	36.5
Net Senior Debt to EBITDA from continuing operations (rolling twelve months) (b)	3.31	3.29

(a)	- Senior debt does not include the convertible junior subordinated debentures.

(b)	- Net Senior debt is Senior Debt less cash and short term investments
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.

	Three months	Three months
	ended	ended
	6/30/05	6/30/06

Net income from continuing operations before change in accounting principle	$189	$691
Interest expense, net of interest income	4,794	4,286
Depreciation and amortization	2,298	2,521
Non-cash losses	576	—
Income taxes	122	415

Adjusted EBITDA from continuing operations	$7,979	$7,913

Reconciliation of Non-GAAP Financial Measures Continued:

	Six months	Six months
	ended	ended
	6/30/05	6/30/06

Net income from continuing operations before change in accounting principle	$(1,189)	$2,177
Interest expense, net of interest income	16,062	8,710
Depreciation and amortization	4,760	5,080
Non-cash losses	574	—
Impairment charge	—	907
Income taxes (benefit)	(723)	1,824

Adjusted EBITDA from continuing operations	$19,484	$18,698

Cash provided by (used in) operating activities from continuing operations	$(7,475)	$9,554
Additional interest paid on the early retirement of the old senior notes (c)	5,955	—
Deferred distributions on subordinated debentures (c)	10,345	—

Adjusted cash provided by operating activities	8,825	9,554
Less capital expenditures from continuing operations	(3,536)	(2,399)

Free cash flow from continuing operations	$5,289	$7,155

(c)	- For the period ended 06/30/05, we added the additional interest paid on the senior notes and the payment of the cumulative deferred distributions on the subordinated debentures when we refinanced our senior debt during the quarter ended 3/31/05.
Weighted Average Number of Common and Common Equivalent Shares Outstanding:

	For the Three Months Ended		For the Six Months Ended
	06/30/05	06/30/06	06/30/05	06/30/06
Basic	18,325	18,545	18,227	18,514

Diluted	18,826	18,902	18,227	18,888